EXHIBIT 99.2

AMENDMENT NO. 1 TO
ASHFORD, INC.
2014 INCENTIVE PLAN

Pursuant to Section 1.2 and Section 1.4 of the Ashford, Inc. 2014 Incentive Plan (the “Plan”), the Plan be, and hereby is, amended as set forth below.

1.             The title of the Plan is hereby amended to be “Ashford, Inc. 2014 Incentive Plan”

2.             Section 1.1 of the Plan is hereby amended to replace the words “Ashford Inc., a Delaware corporation (the “Company”)” in the first sentence of such section with the words “Ashford, Inc., a Maryland corporation (the “Company”)”.

3.             Section 10.1 of the Plan is hereby amended to replace the words “Delaware General Corporation Law” in the last sentence of such section with the words “Maryland General Corporation Law”.

4.             Section 12.3 of the Plan is hereby amended to replace the words “State of Delaware” with the words “State of Maryland”.

5.             Except as set forth above, all other terms and provisions of the Plan shall remain in full force and effect.